UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: October 5, 2005
(Date of earliest event reported)

_________________________

TRANSACTION SYSTEMS ARCHITECTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-25346	47-0772104
(State or other jurisdiction of incorporation	(Commission File Number)	(I.R.S. Employer Identification No.)

224 South 108th Avenue,
Omaha, Nebraska 68154
(Address of principal executive offices, including zip code)

(402) 334-5101
(Registrant’s telephone number, including area code)

_________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❒  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.

On October 5, 2005, Transaction Systems Architects, Inc. (the “Company”) issued a press release announcing a restructuring of its organization, effective immediately, combining its three business units into one operating unit under the ACI Worldwide name. In examining the Company’s market, opportunities and organization, it was decided that creating a single operating unit provides the Company with the best opportunities for focus, operating efficiency and strategic acquisition integration. The Company anticipates that the restructuring will be substantially completed by the end of fiscal 2006. As a result of this restructuring, the Company currently expects restructuring charges of approximately $1.2 million during the fourth quarter of fiscal 2005, with an additional $2.1 million to $2.8 million during fiscal 2006. These estimated restructuring charges consist of termination benefits of $1.6 to $1.7 million; office establishment and/or relocation, along with employee hiring and/or relocation, charges of $1.4 million to $1.8 million; and other charges of $0.3 million to $0.5 million. Substantially all of the aforementioned restructuring charges would result in future cash expenditures. The Company also announced that Dennis D. Jorgensen, President of the IntraNet Worldwide business unit, will be retiring coincident with the restructuring.

A copy of this press release is attached hereto as Exhibit 99.1.

Item 5.02. Departure, Election, or Appointment of Directors or Officers.

The information set forth under Item 2.05 is incorporated into this Item 5.02 by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit 99.1 -- Press Release dated October 5, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TRANSACTION SYSTEMS ARCHITECTS, INC.
Date: October 7, 2005	By:	/s/ Dennis P. Byrnes
Dennis P. Byrnes Senior Vice President

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 99.1	Press Release dated October 5, 2005.